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                                                                      Exhibit 99

                                  PRESS RELEASE
                                  -------------

FOR IMMEDIATE RELEASE

DATE:        October 27, 2003
COMPANY:     Central Federal Corporation
CONTACT:     David C. Vernon
PHONE:       330.666.7979
FAX:         330.666.7959


FAIRLAWN, OHIO-October 24, 2003 - Central Federal Corporation (NASDAQ: GCFC) today announced financial results for the third quarter ended September 30, 2003.

Central Federal Corporation (Company), parent company of Central Federal Bank
(Bank), reported a 2003 third quarter net loss of $34,000, a decrease from the 2002 third quarter net income of $114,000. Basic and diluted earnings (loss) per share for the 2003 third quarter were ($.02) compared with $.08 basic and $.07 diluted for the same period in 2002.

"The third quarter of 2003 was another busy one for us at Central Federal," said David C. Vernon, Chairman, President and Chief Executive Officer. He added:

          Our performance was notable given the initiatives we have undertaken as part of our strategic plan to expand into business financial services and position ourselves for growth in the Fairlawn and Columbus, Ohio markets. During the quarter we added seventeen experienced banking professionals to our management team and staff. We completed a core data processing system upgrade. Our Fairlawn office opened for business in a temporary location. Construction of the building for our permanent Fairlawn office commenced and our Columbus office is scheduled to open in the fourth quarter 2003."

The Company's net interest margin increased to 3.51%, an 18.58% increase from the prior years 2.96%. The improvement in the net interest margin resulted from a 6% decrease or $6.3 million in consolidated assets to $107.2 million at September 30, 2003 from $113.4 million at September 30, 2002. The decrease was caused by repayment of the remaining $4.9 million balance of a loan, which had been obtained to fund payment of a return of capital dividend declared in 2000.








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A 4% decrease in deposits offset in part by the 18% increase in equity, also contributed to the decline.

Other changes in the composition of our balance sheet at September 30, 2003 compared to September 30, 2002 were the substantial increase in commercial loans to $5.3 million from $256,000 as we began to originate loans to businesses; a decrease in mortgage loans of 22% to $37.0 million from $47.6 million as loans were prepaid and allowed to run off; a decrease in consumer loans of 10% to $13.1 million from $14.5 million and a 116% increase in cash equivalents of $11.8 million to $22.0 million at September 30, 2003 from $10.2 million at September 30, 2002.

Net interest income decreased $23,000 or 3% during the 2003 third quarter to $704,000 compared with $727,000 for the third quarter of 2002. Interest income decreased by 17% to $1,318,000 for the third quarter of 2003 compared to $1,592,000 for the third quarter of 2002. Mortgage loans were allowed to run off and investments were held to lower rate, short term maturities in order to reduce interest rate risk and make funds available for growth in commercial loans. Interest expense decreased by 29% to $613,000 for the third quarter of 2003 from $865,000 for the third quarter of 2002 as a result of the decrease in interest rates paid on deposits, and reduced interest expense for borrowed funds.

Non-interest income increased by 56% to $391,000 in the third quarter of 2003 compared with $250,000 for the third quarter of 2002. The increase in non-interest income was due to increased gains on the sale of mortgage loans originated during the quarter and the recognition of deferred mortgage loan fees which resulted from prepaid loans during the quarter.

Non-interest expense increased $361 thousand or 44% to $1,177,000 for the third quarter of 2003 from $816,000 for the third quarter of 2002. The increase was primarily due to increased compensation expenses of $272,000 to $571,000 in the third quarter 2003 from $299,000 in the third quarter 2002. In addition, costs of $77,000 were incurred for company-wide training on the new core data processing system.

At September 30, 2003, shareholders' equity was $21.0 million compared to $17.7 million in the prior year. The increase was the result of the Company completing the private placement of over 310,000 shares at $9.95 per share. The Bank continues to exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation (FDIC) guidelines, the Bank is categorized as "well capitalized," which is the highest rating category available.
















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FINANCIAL HIGHLIGHTS
(In thousands, except per share data; unaudited)


                                            Three months ended September 30,
                                      ----------------------------------------------
                                                                           Percent
                                       2003               2002             Change
                                       ----               ----             ------
Net interest income                          $704             $727           (3%)
Interest Income                             1,318            1,592          (17%)
Interest Expense                              613              865          (29%)
Net income (loss)                             (34)             114         (130%)
Earnings (loss) per share, basic             (.02)             .08          (75%)
Earnings (loss) per share, diluted           (.02)             .07          (71%)
Dividends per share declared                  .09              .09        No change
Total assets                              107,173          113,450           (6%)
Mortgage loans, held for investment        36,953           47,636          (22%)
Mortgage loans, held for sale                 201              925          (78%)
Commercial loans                            5,341              256         1986%
Consumer loans                             13,074           14,500          (10%)
Total deposits                             73,764           77,036           (4%)
Borrowings                                 11,211           16,463          (32%)
Total shareholder's equity                 20,959           17,771           18%
Return on average assets                     (.03%)            .38%         n/a
Return on average equity                     (.16%)           2.53%         n/a
Net interest margin                          3.51%            2.96%          19%


ABOUT CENTRAL FEDERAL CORPORATION

Central Federal Corporation was organized as a Delaware corporation in September 1998 as the holding company for Central Federal Bank in connection with its conversion from a mutual to stock organization. Central Federal Bank is a community-oriented savings institution which was originally organized in 1892.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the





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assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.